Exhibit 99.1
Contact:	Robert L. Bauman HICKOK INCORPORATED 10514 Dupont Avenue Cleveland, Ohio 44108 216/541-8060	May 13, 2010 FOR IMMEDIATE RELEASE

HICKOK INCORPORATED REPORTS SECOND QUARTER
AND FISCAL FIRST HALF RESULTS

CLEVELAND, OH, May 13  Hickok Incorporated (OTC Bulletin Board: HICKA.OB), a Cleveland based supplier of products and services for the automotive, emissions testing, locomotive, and aircraft industries, today reported operating results for the second quarter and six months ended March 31, 2010.

For the quarter ended March 31, 2010, the Company recorded a net loss of $335,542 or $.27 per share, compared with a net loss of $2,245,253 or $1.80 cents per share, in the same period a year ago. During the prior year quarter a valuation allowance of $1,645,200 was recorded against the deferred tax assets. Sales in the second quarter were $1,394,060 up 4% from $1,335,056 a year ago.

In the first fiscal half, the Company reported a net loss of $270,833 or $.22 per share, compared with a net loss of $3,390,606 or $2.72 cents per share, in the same period a year ago. Sales were $3,030,777 up 22%, compared to $2,494,119 in last year's first half. The current year first half results showed improvement due primarily to the completion of an order for diagnostic testing equipment to an OEM and cost cutting measures implemented in fiscal 2009. During the prior year six month period a valuation allowance of $1,845,200 was recorded against the deferred tax assets.

Robert L. Bauman, President and CEO, said "The second quarter and first half operating results were significantly improved from a year ago but we are still experiencing very tight markets in most of the markets we serve.”  In addition he said "A project for a major OEM has resulted in the OEM Recommending our diagnostic tool for fuel injection testing of their diesel and direct injection gasoline engines to all their dealerships. We anticipate moderate revenues from this product beginning  in our fourth quarter. We also believe in the future other OEMs will be interested in the new tool and its novel technology for testing their vehicles.”  He added, “The cost cutting measures will continue until our markets begin to improve and we are certain a recovery of the markets is underway.”

Backlog at March 31, 2010 was $519,000, a decrease of 31% from the backlog of $755,000 a year earlier. The decrease was due to decreased orders in automotive diagnostic products of approximately$115,000, specifically,  $8,000 for diagnostic products to the aftermarket which includes emissions products and a decrease in orders for automotive diagnostic products to automotive OEMs of approximately $107,000. In addition, indicator products decreased by approximately $121,000. The Company anticipates that most of the current backlog will be shipped in the last half of fiscal 2010.

The Company's financial position remains strong, with current assets of $3,912,662 that are 7.5 times current liabilities, and no long-term debt. Working capital at March 31, 2010 totaled $3,388,206 and shareholder's equity was $3,951,352 or $3.17 per share.

Hickok provides products and services primarily for the automotive, emissions testing, locomotive, and aircraft industries. Offerings include the development, manufacture and marketing of electronic and non-electronic automotive diagnostic products used for repair and emission testing. The Company also develops and manufactures indicating instruments for aircraft, locomotive and general industrial applications.

Certain statements in this news release, including discussions of management's expectations for fiscal 2010, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ from those anticipated as a result of risks and uncertainties which include, but are not limited to, Hickok's ability to effectively develop and market new products serving customers in the automotive aftermarket, overall market and industry conditions, the Company's ability to capitalize on market opportunities, the Company's ability to obtain cost effective financing as well as the risks described from time to time in Hickok's reports as filed with the Securities and Exchange Commission.

HICKOK INCORPORATED
Consolidated Income Statement (Unaudited)

	3 MONTHS		6 MONTHS
Period ended March 31	2010	2009	2010	2009
Net sales	$1,394,060	$1,335,056	$3,030,777	$2,494,119
Income (loss) before Income tax	(335,542)	(600,053)	(270,833)	(1,545,406)
Income (recovery of) taxes	-	1,645,200	-	1,845,200
Net income (loss)	(335,542)	(2,245,253)	(270,833)	(3,390,606)
Basic income (loss) per share	(.27)	(1.80)	(.22)	(2.72)
Diluted income (loss) per share	(.27)	(1.80)	(.22)	(2.72)

Weighted average shares outstanding	1,248,095	1,248,095	1,248,095	1,248,095